Exhibit 10.6

EMPLOYMENT AGREEMENT

                    THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 1, 2004 (the “Effective Date”), by and between VISHAY INTERTECHNOLOGY, INC., a Delaware corporation (“Vishay”), and ROBERT A. FREECE (the “Executive”).

W I T N E S S E T H:

                    WHEREAS, Vishay desires to continue to employ Executive and Executive desires to accept such continued employment; and

                    WHEREAS, Vishay and Executive intend for this Agreement to document the terms and conditions of the employment relationship;

                    NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Definitions.

          1.1     “Accrued Compensation” means (i) earned but unpaid base salary and (ii) unpaid expense reimbursements.

          1.2     “Board of Directors” means the Board of Directors of Vishay.

          1.3     “Cause” means any of the following:

(a) Executive’s conviction of a felony or any other crime involving moral turpitude (whether or not involving Vishay and/or its subsidiaries);

(b) any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its subsidiaries; or

          (c)          Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of Vishay and/or its subsidiaries applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from Vishay.

          1.4      “Code” means the Internal Revenue Code of 1986, as amended, or any successor code.

          1.5      “Common Stock” means the common stock, par value $.10 per share, of Vishay and any other security exchanged or substituted for such common stock or into which such common stock is converted in any recapitalization, reorganization, merger, consolidation, share exchange or other business combination transaction, including any reclassification consisting of a change in par value or a change from par value to no par value or vice versa.

          1.6      “Competing Business” means any business or venture located anywhere in the world that is engaged in the manufacture and supply of passive and discrete active electronic components and/or strain gages, strain gage transducers or strain gage instrumentation to the extent Vishay or any subsidiary of Vishay is engaged in such activities on the Date of Termination.

          1.7      “Date of Termination” means (i) the effective date on which Executive’s employment by Vishay terminates as specified in a Notice of Termination by Vishay or Executive, as the case may be or (ii) if Executive’s employment by Vishay terminates by reason of death, the date of Executive’s death.

          1.8      “Deferred Compensation Plan” means The Vishay Nonqualified Deferred Compensation Plan, as in effect from time to time, or any successor plan.

          1.9      “Non-Competition Period” means the period commencing upon the Date of Termination and continuing until the first anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

          1.10    “Non-Solicitation Period” means the period commencing upon the Date of Termination and continuing until the first anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

          1.11    “Notice of Termination” means a written notice of termination of Executive’s employment with Vishay, signed by Executive, if to Vishay, or by a duly authorized officer of Vishay, if to Executive, which notice shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specify the Date of Termination.  The failure by Vishay to set forth in such notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of Vishay hereunder or preclude Vishay from asserting such fact or circumstance in enforcing its rights hereunder.

2.       Employment; Term.

          2.1      Employment.  Vishay hereby employs Executive, and Executive hereby accepts employment by Vishay, in accordance with and subject to the terms and conditions set forth herein.

          2.2      Term.  The “Term” of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions of this Agreement.

3.       Duties.

          3.1      Position.  During the Term, Executive shall serve as Executive Vice President of Vishay and shall report directly to the Chief Executive Officer of Vishay and the Chairman of the Board of Directors.

          3.2      Authority and Responsibility.  Executive primarily shall be responsible for investor relations for Vishay and also shall perform such other duties as he may be assigned by the Chief Executive Officer of Vishay.

          3.3      Activities.  Excluding any periods of vacation, personal and sick leave to which Executive is entitled, Executive shall devote his full professional attention and best efforts during the Term to the business and affairs of Vishay.  It shall not be considered a violation of the foregoing for Executive to (i) serve on corporate, industry, civic or charitable boards or committees or (ii) manage personal investments, so long as such activities would be permitted under Section 7 and do not interfere with the performance of Executive’s responsibilities as an employee of Vishay in accordance with this Agreement.

          3.4      Place of Performance.  Executive’s employment and office shall be based at Vishay’s offices in Malvern, Pennsylvania.  Executive recognizes that his duties will require, from time to time and at Vishay’s expense, travel to domestic and international locations.

4.       Compensation.

          4.1      Base Salary.  Vishay shall pay Executive a base salary, subject to annual review by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer of Vishay, of not less than $185,000 per year.  Such base salary shall be paid in accordance with Vishay’s standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive (for example, 401(k) contributions).

          4.2      Bonus.  Executive shall be eligible for an annual performance bonus, payable in cash, in an amount of up to $100,000.  Such bonus shall be determined by the Chairman of the Board of Directors and may be based upon the achievement of such individual or company performance goals as the Compensation Committee shall determine.

          4.3      Phantom Stock Awards.  As of January 1 of each year of the Term, Vishay shall grant Executive 5,000 shares of phantom common stock.  Such phantom stock shall be fully vested on the date of grant and shall be payable in Common Stock within 30 days after the Date of Termination.  Such phantom stock awards shall be granted under, and subject to the terms of, the Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan or any successor plan.

5.       Benefits.

          5.1      Participation in Benefit Plans and Programs.  During the Term, Executive shall be entitled to participate in any and all medical insurance, group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs.

          5.2      Deferred Compensation Plan.  As of September 1, 2004, Vishay shall credit Executive’s account under the Deferred Compensation Plan with an amount equal to the sum of (i) $100,000 and (ii) the product of $100,000 multiplied by the “Investment Percentage.”  The Investment Percentage is determined by dividing the year-to-date balance of investment returns on Vishay’s qualified and non-qualified defined contribution plans as of August 31, 2004 by the weighted average plan balance for the same time period, i.e., January 1, 2004 to August 31, 2004.  As of January 1, 2005 and January 1, 2006, Vishay shall credit $100,000 to Executive’s account under the Deferred Compensation Plan; provided that Executive is an employee of Vishay on such date.  In addition, Executive shall be entitled to make voluntary deferrals in accordance with the terms of the Deferred Compensation Plan.

          5.3      Reimbursement of Expenses.  In accordance with Vishay’s standard reimbursement policies as they exist from time to time, Vishay shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.

          5.4      Vacation, Personal and Sick Days.  Executive shall be entitled to paid vacation days, holidays, personal and sick days in accordance with and subject to Vishay’s policies for Vishay’s senior executives, as in effect from time to time.

          5.5      Indemnification.  Vishay shall indemnify Executive to the extent provided in Vishay’s certificate of incorporation and/or bylaws, as in effect from time to time.

          5.6      Other.  Executive shall be entitled to such other benefits or perquisites as Vishay generally makes available to its senior executives.

6.       Termination of Employment; Compensation Upon Termination.

          6.1      Termination.  Executive’s employment with Vishay may be terminated by Executive or by Vishay for any reason.

          6.2      Compensation Upon Termination.  Upon termination of Executive’s employment with Vishay, Executive shall be entitled to the following, except that Executive will not be entitled to item (v) below if Executive is terminated by Vishay for Cause:

(i)	A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination.

(ii)

Payment of Executive’s bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(iii)	Payment of phantom stock awards pursuant to Section 4.4.

(iv)	Payment of Executive’s account under the Deferred Compensation Plan pursuant to the terms of such plan.

(v)

At Executive’s (or his surviving spouse’s) election, either continued eligibility for medical benefits under a plan sponsored by Vishay for its senior executives or a reimbursement to Executive for privately obtained coverage, in either case for the life of Executive and his surviving spouse.  The annual cost to Vishay, whether as reimbursement or premium costs, shall not exceed $15,000 (or, if less, the amount Vishay then pays for medical coverage for its senior executives), provided, however, that Executive or his surviving spouse shall be permitted to continue coverage and pay any cost in excess of such limit.

7.       Restrictive Covenants.

          7.1      Non-Competition.  During the Non-Competition Period, Executive shall not, without the prior written consent of an authorized officer of Vishay, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (A) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (B) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business.  Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (A) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (B) Executive obtains the prior written consent of the Company, which consent shall not be unreasonably with held.

          7.2      Non-Solicitation.  During the Non-Solicitation Period, Executive shall not, directly or indirectly:

(a) solicit any customer of Vishay or any of its subsidiaries or affiliates to which Executive provided (or participated in a proposal to provide) services during the Term;

            (b)      hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of Vishay or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with Vishay or any of its subsidiaries or affiliates, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;

            (c)      persuade or seek to persuade any customer of Vishay or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with Vishay or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or

            (d)      interfere in any manner in the relationship of Vishay or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.

          7.3      Confidential Information.  Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of for the benefit of Vishay and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated, relating to Vishay, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by Vishay or during the Term. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Vishay with prior notice of the contemplated disclosure and reasonably cooperates with Vishay at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

          7.4      Non-Disparagement.  Each of Executive and Vishay (for purposes hereof, Vishay shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of Vishay, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.

          7.5      Acknowledgements Respecting Restrictive Covenants.

(a) Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that:

(i)

the restrictive covenants contained in this Section 7, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive’s duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and

(ii)	such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay.

          (b)      The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 7 and that any such damages, in any event, would be inadequate and insufficient. Therefore, if one party breaches any restrictive covenant contained in this Section 7, the non-breaching party shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant; provided, however, that a party must provide the other party with not less than five (5) days written notice prior to instituting an action or proceeding to enforce any restrictive covenant contained in this Section 7. If the non-breaching party shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 7, the breaching party hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the non-breaching party has an adequate remedy at law.

          (c)      In the event of a breach of any of the restrictive covenants contained in this Section 7, the parties agree that the non-breaching party, in addition to any injunctive relief as described in Section 7.5(b), shall be entitled to any other appropriate legal or equitable remedy.

          (d)      If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

          7.6     Consideration.  Executive hereby acknowledges that Vishay’s obligation to make payments to Executive pursuant to Section 4 and Section 6 of this Agreement is in consideration of Executive’s agreement to be bound by and comply with the provisions of this Section 7.

8.       Miscellaneous.

          8.1     Notices.  Any notice, consent, request or other communication made or given in accordance with this Agreement, including any Notice of Termination, shall be in writing and shall be sent either by (i) personal delivery to the party entitled thereto, (ii) facsimile with confirmation of receipt, (iii) registered or certified mail, return receipt requested, or (iv) Federal Express or similar courier service.  The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission or courier service, or, if mailed, three (3) days after mailing.  Any notice, consent, request or other communication made or given in accordance with the Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To Vishay:

Vishay Intertechnology, Inc.
63 Lincoln Highway
Malvern, Pennsylvania 19355-2120
Attention: Chief Financial Officer

To Executive:

Robert A. Freece
[personal address omitted]

          8.2     No Mitigation.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

          8.3     Successors

         (a)      This Agreement is personal to Executive and, without the prior written consent of Vishay, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon Vishay and its successors and assigns.

          8.4     Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of Vishay or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Vishay or Executive of any such right or remedy shall preclude other or further exercise thereof.

          8.5      Withholding Taxes.  Vishay may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable federal, state, local or other law, Vishay is required to withhold therefrom.

          8.6      Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          8.7      Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

          8.8      Arbitration.  Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction.  The arbitrator may award legal fees but shall not be obligated to do so.

          8.9      Titles and Captions.  All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

          8.10      Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

                    IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization of the Compensation Committee of the Board of Directors, Vishay has caused this Agreement to be executed in its name and on its behalf, all as of the date above written.

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ DR. FELIX ZANDMAN

Name:	Dr. Felix Zandman
Title:	Chief Executive Officer

EXECUTIVE:

/s/ ROBERT A. FREECE

Robert A. Freece